Exhibit 12

FIRST BANCORP

COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

($ in thousands, except for ratios)

(Unaudited)

	Three Months Ended March 31,			Years Ended December 31,
	2014		2013	2013	2012		2011	2010	2009
Including Interest on Deposits:
Earnings:
Income (loss) before income taxes	$8,707		4,656	32,780	(40,358)		21,012	14,942	97,877
Fixed charges	2,239		3,250	11,345	17,762		23,973	32,087	49,075
Total earnings (loss)	$10,946		7,906	44,125	(22,596)		44,985	47,029	146,952

Fixed charges:
Interest on deposits	$1,891		2,912	9,960	15,454		21,351	29,930	45,518
Interest on borrowings	250		256	1,025	1,866		2,214	1,977	3,377
Amortization of debt issuance costs	—		—	—	—		—	—	—
Interest portion of rental expense (1)	98		82	360	442		408	180	180
Total fixed charges	$2,239		3,250	11,345	17,762		23,973	32,087	49,075
Preferred dividend requirements	217		245	895	2,809		3,234	3,249	3,169
Total fixed charges and preferred dividends	$2,456		3,495	12,240	20,571		27,207	35,336	52,244

Ratio of earnings to fixed charges, including interest on deposits	4.89	x	2.43x	3.89x	(1.27x	)	1.88x	1.47x	2.99x
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	4.46	x	2.26x	3.60x	(1.10x	)	1.65x	1.33x	2.81x

Excluding Interest on Deposits:
Earnings:
Income (loss) before income taxes	$8,707		4,656	32,780	(40,358)		21,012	14,942	97,877
Fixed charges	348		338	1,385	2,308		2,622	2,157	3,557
Total earnings (loss)	$9,055		4,994	34,165	(38,050)		23,634	17,099	101,434

Fixed charges:
Interest on borrowings	$250		256	1,025	1,866		2,214	1,977	3,377
Amortization of debt issuance costs	—		—	—	—		—	—	—
Interest portion of rental expense (1)	98		82	360	442		408	180	180
Total fixed charges	$348		338	1,385	2,308		2,622	2,157	3,557
Preferred dividend requirements	217		245	895	2,809		3,234	3,249	3,169
Total fixed charges and preferred dividends	$565		583	2,280	5,117		5,856	5,406	6,726

Ratio of earnings to fixed charges, excluding interest on deposits	26.02	x	14.78x	24.67x	(16.49x	)	9.01x	7.93x	28.52x
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	16.03	x	8.57x	14.98x	(7.44x	)	4.04x	3.16x	15.08x

(1)	Estimated to be one-third of rental expense.